EXHIBIT 99.2

Frequently Asked Questions
Navient Resolution of Legal Matters with State Attorneys General

On January 13, 2022, Navient reached an agreement with state attorneys general to resolve all previously disclosed multistate litigation and investigation. The following answers frequently asked questions regarding the agreement and Navient practices.

1. What did Navient agree to?

Under the January 2022 resolution, Navient will cancel loan balances for approximately 66,000 qualifying borrowers with certain qualifying private education loans who have been in default for many years.  Virtually all of these loans were originated between 2002 and 2010 at Sallie Mae, prior to the Navient spin off. In addition, the company will make a one-time payment of $145 million to the states. A portion of that payment will reimburse the states for their costs with the remaining funds to be used by the states to provide payments to certain student loan borrowers as determined by the states. Navient also has agreed to maintain servicing practices that support borrower success.

The agreements include an express denial of the claims and any borrower harm by the company.

2. Why did Navient decide to agree to this resolution?

These lawsuits began more than eight years ago, yet we are still years away from our day in court. The company retains its position that its policies and practices are sound and the allegations are baseless – however, the timeline to resolve these matters has proven to be far more prolonged and expensive than anticipated when the litigation began. We made this decision to avoid the burden, expense, time and distraction it would take to resolve these claims through state-by-state litigation and investigations. This agreement enables us to focus on our growth business activities, including consumer lending and business processing solutions.

3. Does this mean Navient was found to have “steered” borrowers into forbearance instead of telling them about income-driven repayment plans?

No. In fact, the agreements include an express denial of the claims and any borrower harm by the company. These claims were demonstrably false. After years of discovery, no borrower was ever produced to substantiate these claims because they did not and do not happen. We are an industry leader in income-driven repayment plan enrollment, and our use of forbearance is in line with or lower than other major servicers.

4. How does this impact the CFPB’s suit?

There is no impact, but the claims are virtually identical in both the CFPB and state attorneys general lawsuits, and we are confident that we will prevail at trial against the CFPB. After years of investigation, discovery and litigation, the CFPB has failed to produce a single borrower to substantiate its claims because they don’t exist. More information on the CFPB suit is available at navient.com/legalfacts.

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5. Does this resolve all outstanding state matters?

Yes, the agreement is with all states in the consortium and all litigating states.

6. When will the CFPB lawsuit be resolved?

We are awaiting rulings on various pre-trial matters including motions for summary judgment. At this point a trial appears unlikely in 2022.

7. Is the multistate resolution connected to Navient’s decision to exit servicing for the Department of Education?

No. As Navient stated in announcing the transfer of its Department of Education servicing contract to another company, the government servicing contract was less than 6% of our revenue. Our growth will continue to be in business lines outside of the Department of Education contract and the regulatory issues involved in this agreement.  While we believe we would have prevailed at trial, this multistate agreement allows us to focus on our core business lines.

8. Does Navient lend to students today?

Yes, through bank partners and affiliates, Navient offers responsible private student loans and refinancing loans that enable people with student debt to reduce their interest rates and monthly payments.

9. Whose loans will be canceled under this agreement?

The agreement includes loan cancelation for approximately 66,000 borrowers who took out private student loans at Sallie Mae, largely between 2002 and 2010 and who subsequently defaulted. The vast majority of recipients borrowed prior to 2010 to attend certain for-profit schools, such as Corinthian and ITT, which closed years later once the federal government stopped lending at these schools. The total amount that will be canceled is approximately $1.7 billion in defaulted private education loans. Navient had already charged off virtually all of these loan balances, and has taken a $50 million charge for the remaining amount. Once court approval is received, borrowers and co-borrowers whose loans will be canceled will be contacted by Navient. Borrowers and co-borrowers do not need to take any action.

10.  How will the state attorneys general Consumer Fund work?

The state attorneys general plan to use approximately $94 million of the $145 million payment to create a Consumer Fund. The Fund will be administered by a manager selected by Pennsylvania, and the participating states will appoint an Oversight Committee to establish criteria for borrowers to receive payments from the Fund. Borrowers identified by the participating states will be contacted by the Administrator.

11.  Does the agreement require Navient to make changes to its servicing practices?

Navient has agreed to maintain existing servicing practices that support borrower success.
This includes practices like quickly processing payments, making payment histories available, directing extra payments to loans with the highest interest rates, and enabling borrowers to provide standing instructions for allocating extra payments—practices that we developed and implemented long ago. We’re also incorporated new outreach on Public Service Loan Forgiveness reflecting newly issued ED guidance and new disclosures on bankruptcy and student loans.

12. Which states are involved in the resolution?

The agreement is with 40 states: Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia, Vermont, Washington, West Virginia, Wisconsin.

Published January 13, 2022.

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